Barclays Bank PLC Market Linked Securities	Filed Pursuant to Rule 433 Registration No. 333-212571

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the S&P 500® Index due September 6, 2023

Final Term Sheet dated August 31, 2018 to Pricing Supplement dated August 31, 2018 (the “PS”)

Summary of Terms

Issuer	Barclays Bank PLC
Term	Approximately 5 years
Reference Asset	S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”) (the “Index”)
Pricing Date	August 31, 2018
Issue Date	September 6, 2018
Calculation Day	August 29, 2023
Stated Maturity Date	September 6, 2023
Original Offering Price[2]	$1,000 per security (100% of par)
Redemption Amount at Maturity	See “Calculation of the Redemption Amount at Maturity” on page 3 of this final term sheet.
Starting Level	2,901.52 (the closing level of the Index on the pricing date)
Ending Level	The closing level of the Index on the calculation day
Capped Value	152.00% of the original offering price per security ($1,520.00 per security)
Threshold Level	2,466.292 (85% of the starting level)
Participation Rate	150%
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06746XLD3 / US06746XLD39
Agent Discount	4.504%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of up to 2.50% and WFA will receive a distribution expense fee of 0.120%

Investment Description

•	Linked to the S&P 500® Index

•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at stated maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Index from the starting level to the ending level.

The payment at stated maturity will reflect the following terms:

o	If the level of the Index increases:

You will receive the original offering price plus 150% participation in the upside performance of the Index, subject to a maximum total return at maturity of 52.00% of the original offering price

o	If the level of the Index remains flat or decreases but the decrease is not more than 15%:

You will be repaid the original offering price

o	If the level of the Index decreases by more than 15%:

You will receive less than the original offering price and will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 15%

•	Investors may lose up to 85% of the original offering price

•	Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described in the PS) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in the PS and “Risk Factors” in the accompanying prospectus supplement.

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

1 The issuer’s estimated value of the securities on the pricing date, based on its internal pricing models, is $928.90 per security. The estimated value is less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-4 of the PS.

THIS FINAL TERM SHEET SHOULD BE READ IN CONJUNCTION WITH THE ACCOMPANYING PROSPECTUS, PROSPECTUS SUPPLEMENT, INDEX SUPPLEMENT AND PS. The securities will have the terms specified in the prospectus dated March 30, 2018, the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016, as supplemented or superseded by the PS. The securities have complex features, and investing in the securities involves risks not associated with an investment in conventional debt securities.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PS.

Hypothetical Payout Profile

The profile to the right is based on a capped value of 152.00% of the original offering price per security or $1,520.00 per security, a participation rate of 150% and a threshold level equal to 85% of the starting level.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level and whether you hold your securities to maturity.

Hypothetical Returns

Hypothetical ending level	Percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
175.00	75.00%	$1,520.00	52.00%	8.55%
150.00	50.00%	$1,520.00	52.00%	8.55%
140.00	40.00%	$1,520.00	52.00%	8.55%
134.67	34.67%	$1,520.00	52.00%	8.55%
130.00	30.00%	$1,450.00	45.00%	7.57%
120.00	20.00%	$1,300.00	30.00%	5.31%
110.00	10.00%	$1,150.00	15.00%	2.81%
105.00	5.00%	$1,075.00	7.50%	1.45%
100.00(2)	0.00%	$1,000.00	0.00%	0.00%
95.00	-5.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
85.00	-15.00%	$1,000.00	0.00%	0.00%
84.00	-16.00%	$990.00	-1.00%	-0.20%
80.00	-20.00%	$950.00	-5.00%	-1.02%
75.00	-25.00%	$900.00	-10.00%	-2.10%
50.00	-50.00%	$650.00	-35.00%	-8.43%
25.00	-75.00%	$400.00	-60.00%	-17.50%
0.00	-100.00%	$150.00	-85.00%	-34.54%

Each security has an original offering price of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2) The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level is set forth under “Summary of Terms” above. For historical closing levels of the Index, see the historical information set forth under the section titled “The S&P 500® Index” in the accompanying PS.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual starting level and actual ending level. There can be no prediction of the closing level of the Index on any day during the term of the securities, including on the calculation day.

Calculation of the Redemption Amount at Maturity

The redemption amount payable at maturity will be determined as follows:

•	If the ending level is greater than the starting level, the redemption amount will be equal to the lesser of:

(i)	$1,000 plus

(ii)	the capped value

•	If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level, the redemption amount will be equal to $1,000

•	If the ending level is less than the threshold level, the redemption amount will be equal to $1,000 minus

If the ending level is less than the threshold level, you will receive less, and possibly 85% less, than the original offering price of your securities at maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any of the securities composing the Index. You should carefully review the risk disclosures set forth under the “Risk Factors” section of the prospectus supplement and the “Selected Risk Considerations” section in the accompanying PS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PS.

•	If The Ending Level Is Less Than The Threshold Level, You Will Receive Less, And Possibly 85% Less, Than The Original Offering Price Of Your Securities At Maturity.

•	No Periodic Interest Will Be Paid On The Securities.

•	Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Securities Composing The Index.

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful.

•	Owning The Securities Is Not The Same As Owning The Securities Composing The Index.

•	The Index Reflects The Price Return Of The Securities Composing The Index, Not The Total Return.

•	Adjustments To The Index Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.

•	The Estimated Value Of Your Securities Is Lower Than The Original Offering Price Of Your Securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest.

•	The Historical Performance Of The Index Is Not An Indication Of Its Future Performance.

•	The Ending Level Is Not Based On The Closing Level Of The Index At Any Time Other Than The Calculation Day.

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., WFS Or Their Respective Affiliates.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included As Components Of The Index.

•	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

Not suitable for all investors

Investment suitability must be determined individually for each investor. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PS-11 of the accompanying PS and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the securities. For more information about the Index, please see the section titled “The S&P 500® Index” in the PS.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this final term sheet relates. Before you invest, you should read the prospectus dated March 30, 2018, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016, the PS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

Consult your tax advisor

Investors should review carefully the accompanying PS, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

As used in this final term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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